Exhibit 99.1

                    ENZON ANNOUNCES AWARD IN ARBITRATION WITH
                          YOSHITOMI FOR RECOMBINANT HSA

     PISCATAWAY, NJ - February 23, 2000 -- Enzon, Inc. (NASDAQ: ENZN) announced today that arbitrators have ruled in a royalty dispute between Enzon and Yoshitomi Pharmaceutical Industries, Inc. Enzon was awarded a one-percent royalty on Yoshitomi sales of recombinant Human Serum Albumin (rHSA) in Asia, North America and South America. The product does not include any of Enzon's platform technologies. The dispute began in 1998 regarding the royalties payable on sales occurring in all licensed territories during the 15-year period after the first approval in any country. In November 1997, Green Cross, the predecessor to Yoshitomi, filed for approval to sell rHSA in Japan.

     Enzon is a biopharmaceutical company developing advanced therapeutics for life-threatening diseases through the application of its proprietary drug delivery and targeting technologies, PEG Modification, Pro Drug/Transport technology and Single-Chain Antigen-Binding (SCA(R)) protein technology. Enzon has several products in various stages of clinical development by itself and with partners, including PEG-Intron with Schering-Plough, which is in Phase III clinical trials for malignant melanoma, chronic myelogenous leukemia and in combination treatment with Schering-Plough's product REBETOL(R) for the treatment of hepatitis C. Schering-Plough has filed for marketing approval in the U.S. and Europe for PEG-INTRON for the treatment of chronic hepatitis C. Enzon also has two products on the market, ONCASPAR, which is used to treat Acute Lymphoblastic Leukemia (ALL), and ADAGEN a treatment for a form of Severe Combined Immunodeficiency Disease (SCID), commonly known as the "Bubble Boy Disease". Enzon develops and markets products on its own and through strategic alliances, which in addition to Schering-Plough Corporation include Alexion Pharmaceuticals, Inc., Baxter Healthcare Corporation, Bristol-Myers Squibb Company, Eli Lilly & Company, and Rhone-Poulenc Rorer Pharmaceuticals, Inc.

     Certain statements made in this press release related to potential government approvals, market potential, commercialization and sales revenues of medical products and biologics, as well as their therapeutic applications and outcomes, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may differ materially from those set forth in these statements. In addition, the economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission could affect such results.

             This release is also available at http://www.enzon.com


                                       ###